Exhibit 21


                                Jurisdiction of         Name Under Which
Subsidiary                       Incorporation       Subsidiary Does Business
----------                      ---------------      ------------------------
Universal Recoveries, Inc.        New York           Subrogation Partners

U.L.A.E. Inc.                     New York           Claim Partners

US Direct Insurance Agency, Inc.  New York           Premium Partners

ISG Group, Inc.                   New York           Insurance Solutions Group